February 23, 2004

FOR IMMEDIATE RELEASE

OLD POINT NATIONAL BANK NAMES TWO TO BOARD

Robert F. Shuford, President, CEO and Chairman of Old Point Financial Corporation, announced the following:

James Reade Chisman has been elected to the Board of Directors of Old Point Financial Corporation. Mr. Chisman had been a member of the board of Old Point National Bank. Mr. Chisman, a local developer and builder, is owner of J. R. Chisman Development Company in York County.

Mr. Chisman is a graduate of the University of Richmond and active in many community organizations. He is on the board of directors of the Virginia Air and Space Center, the VuBAy Foundation, and the Jackson Feild Home. In addition, he serves on the board of directors of Lockwood Broadcasting and the Olde Mill Golf Resort. He is co-founder and a past president of the Old Town Kiwanis Club and a member of Emmanuel Episcopal Church in Hampton.

Mr. Chisman resides in Hampton, where he has been a lifelong resident, with his wife Anne.

Melvin R. Zimm has been elected to the Board of Directors of Old Point Financial Corporation. Mr. Zimm had been a member of the Southside Regional board of Old Point National Bank. Mr. Zimm is an attorney-at-law and member of Glasser and Glasser, P.L.C. in Norfolk. He is a graduate of the University of Virginia and the Marshal-Wythe School of Law, College of William and Mary. Mr. Zimm is also a member of the Norfolk-Portsmouth Bar Association, Virginia Trial Lawyers Association, Tidewater Bankruptcy Bar Association, and the Virginia State Bar and its Bankruptcy Section. Mr. Zimm is a former member of the United Jewish Federation of Tidewater, Holocaust Commission, and a member and former Chairman of the Virginia Regional Advisory Board, Anti-Defamation League.

Old Point Financial Corporation is the parent company of Old Point National Bank, a locally owned and managed community bank serving Hampton Roads with a 16-branch network extending from Chesapeake through James City County, and Old Point Trust and Financial Services, N.A., a wealth management services provider.

For more information contact: Lani Chisman Davis, Marketing Director, 757/728-1286